Exhibit 99.13

AMERIPRISE FINANCIAL SERVICES, INC.
SELLING AGREEMENT

This Agreement is made as of January 1, 2012 by and among Pacific Global Fund, Inc., dba Pacific Advisors Fund Inc., (the “Fund Company”), on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”), Pacific Global Fund Distributors, Inc. (“Distributor”), and Ameriprise Financial Services, Inc. (“Ameriprise Financial”).  The Fund Company, Distributor, and Ameriprise Financial are referred to herein as each a “party,” and, collectively, the “parties.”

This Agreement sets forth arrangements between the parties relating to the sale of shares (“Shares”) of the Funds for which Distributor serves as the distributor to customers of Ameriprise Financial (“Customers”), and redemptions and other transactions in such Shares.

1.                                       Sales, Purchases, and Redemptions of Fund Shares.

a.                                       Ameriprise Financial agrees to offer and sell Fund Shares only in accordance with the terms and conditions of the Funds’ prospectuses and statements of additional information (“SAIs”), to the extent that Distributor has provided Ameriprise Financial with current copies of the Funds’ prospectuses and SAIs and any sticker amendments and supplements thereto. Ameriprise Financial will make no representations about such Shares not included in said prospectus or SAI or in any authorized supplemental materials supplied or authorized by Fund.  Ameriprise Financial will use reasonable efforts in the development and promotion of sales of Shares consistent with its standard business practices and agrees to be responsible for the proper instruction and training of any and all personnel employed by Ameriprise Financial, in order that the Shares will be offered and sold in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations.

b.                                      Ameriprise Financial and Distributor will effect orders to purchase Shares of classes with front-end sales loads at the public offering price applicable to each order, which will include the applicable front-end sales load.  Ameriprise Financial and Distributor will effect orders to purchase Shares of all other classes, including classes with front-end sales loads that have been waived, at their respective net asset values per share.  Any applicable sales charge and dealer commission relative to any sales of Shares made by Ameriprise Financial will only be at a rate or rates set forth in the then current prospectus or SAI of such Fund.  Ameriprise Financial agrees to purchase Shares only from Fund Company.  Ameriprise Financial agrees that all such purchases shall be made only to fill orders received by Ameriprise Financial from Customers, or for Ameriprise Financial’s own bona fide investment.

c.                                       Ameriprise Financial and Distributor will effect orders to redeem Fund Shares of classes without contingent deferred sales charges (“CDSCs”) at their respective NAVs.  Ameriprise Financial and Distributor will effect orders to redeem Fund Shares of classes with CDSCs at their respective NAVs less any CDSC that is applicable in accordance with the then current applicable prospectus and SAI.

d.                                      Nothing herein contained will prevent Ameriprise Financial from selling any shares for the account of the recordholder, to Distributor or to the Fund at NAV (less the appropriate CDSC, if any and redemption fee, if any,) in accordance with these procedures, and charging the Customer a fair commission for handling the transaction, as the Customer’s agent. Ameriprise Financial agrees that any such commission assessed on a Customer transaction shall be in accordance with applicable law or regulation, and shall be disclosed by Ameriprise Financial on the confirmation of the applicable transaction.

e.                                       If any Shares sold to the Customers under the terms of this Agreement are redeemed by a Fund (including without limitation redemptions resulting from an exchange for Shares of another Fund) or are purchased by Fund Company as an agent for a Fund or are tendered for redemption within seven business days after the date of our confirmation of the original purchase by the Customers, it is agreed that Ameriprise Financial will forfeit the right to any commission or fee on such sales. Ameriprise Financial will refund to Distributor the full amount of any concession Ameriprise Financial received on such sale provided the Fund notifies Ameriprise Financial of such repurchase or redemption.

f.                                         Fund Company may consider any order Ameriprise Financial places for Fund Shares to be the total holding of Shares by the investor, and Fund Company may assume that the investor is not entitled to any reduction in sales price beyond that accorded the amount of that purchase order as determined by the schedule set forth in the then current prospectus, unless Ameriprise Financial advises Fund Company otherwise when Ameriprise Financial places the order.

2.                                                               Compensation to Ameriprise Financial.

a.                                       In return for Ameriprise Financial’s performing the services set forth in this Agreement in relation to its Customers, Distributor will pay Ameriprise Financial regarding sales of Shares to such Customers any concessions and sales charges that are set forth in the prospectus of the applicable Fund at the time of the sale of the relevant Shares (“Concessions”).  Distributor will pay Ameriprise Financial Concessions on all purchase transactions in shareholder accounts (excluding reinvestment of any dividends and distributions) for which Ameriprise Financial is designated as dealer of record.

b.                                      To the extent Customers through Ameriprise Financialhold Fund Shares (“Eligible Shares”) which are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), Ameriprise Financial may participate in the Plan.  To the extent Ameriprise Financial meets the qualification requirements and Ameriprise Financial or its affiliates, agents or designees provide the required services described below which are primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) the Distributor will pay Ameriprise Financial a Rule 12b-1 fee.

c.                                       In return for Ameriprise Financial’s performing Rule 12b-1 Services in relation to its Customers who hold Eligible Shares, Distributor agrees subject to the limitations of applicable law and regulations, including rules of FINRA, to pay the Ameriprise Financial 12b-1 fees (“Service Fees”) at an annual rate set forth in the 12b-1 Plan and the Fund prospectus based on the value of Eligible Shares owned by the Customers for which Ameriprise Financial is the dealer of record.  The Rule 12b-1 fee will be paid to Ameriprise Financial within thirty (30) days after the end of the three-month periods ending in January, April, July and October.  The Rule 12b-1 Services may include, but are not limited to, education of dealers and their representatives, furnishing personal services to Customers which may invest in Eligible Shares, education of Customers and responding to Customers’ questions about the Funds, coordinating responses to Customers’ inquiries regarding the Funds, services relating to the distribution of sales literature and other promotional materials describing and/or relating to the Funds and including materials intended for broker-dealer use only or retail use, assisting Fund and Fund affiliates in establishing and maintaining Customer accounts, assisting Customers in effecting administrative changes, such as changing dividend options, account designations, address information, or automatic reinvestment or investment plans, assisting in processing purchase and redemption transactions, and providing such other services as a Fund may require, subject to Ameriprise Financial’s consent, or providing other services eligible for service fees as defined under FINRA rules.  Ameriprise Financial’s acceptance of such compensation is Ameriprise Financial’s acknowledgment that eligible services have been rendered.  Ameriprise Financial will support Distributor’s marketing efforts by, among other things, including Eligible Shares on Ameriprise Financial’s list of approved products. Ameriprise Financial’s compliance with the service requirements set forth in this Agreement may be evaluated by Distributor from time to time by such methods as Distributor deems appropriate.  Ameriprise Financial will assign one of Ameriprise Financial’s registered representatives to each Customer account continuously while Rule 12b-1 Services are being provided.  Ameriprise Financial will pass through to its registered representatives the Service Fees paid to Ameriprise Financial pursuant to this paragraph.

d.                                      Fund Company’s, Distributor’s and each Fund’s obligations to Ameriprise Financial under this section are subject to the provisions of any distributorship agreements entered into between Fund Company and the Funds and Distributor, and the Funds’ Rule 12b-1 Plan.  Ameriprise Financial understands and agrees that Funds are in no way responsible for the manner of Ameriprise Financial performance of, or for any of Ameriprise Financial’s acts or omissions in connection with, the services Ameriprise Financial provides under this Agreement.  Any obligation assumed by the Fund Company pursuant to this Agreement shall be limited in all cases to the assets of the applicable Fund and no person shall seek satisfaction thereof from any officers, directors, employees, or shareholders of the Fund or from any other Fund. Ameriprise Financial acknowledges that any compensation paid to it will derive from amounts paid to the Distributor from the applicable Fund.  Ameriprise Financial further agrees to waive payments of such fees unless and until the Distributor has received payment from the Fund.

3.                                       Orders.

a.                                       Ameriprise Financial will receive confirmation of purchases, redemptions or exchanges, and notice of any rejections, by telephone, wire, the National Securities Clearing Corporation (“NSCC”), or through any other mutually acceptable telecommunication or electronic facilities.  Ameriprise Financial and each Fund or its transfer, shareholder servicing and/or other agent or appropriate third party have entered into separate written agreements to facilitate the transmission of information through NSCC.  All orders for purchase, exchange or redemption of Fund Shares are subject to acceptance or rejection in the Fund Company’s and Distributor’s sole discretion and, if accepted, each purchase, exchange, or redemption order will be deemed to have been consummated in the Fund Company’s office in Glendale, California, and confirmed by the Fund Company to Ameriprise Financial. Ameriprise Financial agrees to issue confirmations to Customers promptly for all accepted purchase, exchange, or redemption orders.

b.                                      Ameriprise Financial is hereby appointed as the Fund’s designee for the sole purpose of receiving instructions from Customers for the purchase, redemption and exchange of Shares (“Instructions”).  “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time. Ameriprise Financial represents and warrants that all Instructions transmitted to the Fund for processing on or as of a given Business Day (“Day 1”) shall have been received in proper form and time stamped by Ameriprise Financial prior to the Close of Trading on Day 1.  Such Instructions shall receive the share price next calculated following the Close of Trading on Day 1, provided that Fund receives such Instructions from Ameriprise Financial via the NSCC Fund/SERV system prior to the NSCC’s trade cutoff time (currently 8:00 p.m. ET on Day 1), or if Ameriprise Financial is unable to meet that cutoff time, Ameriprise Financial may transmit the Instructions via electronic transmission, telephone or facsimile (or such other means as the parties to this Agreement may agree in writing) and the Fund receives such order no later than 9:30 a.m. ET on the next Business Day (“Day 2”).  In cases where such delays are caused by Ameriprise Financial system malfunctions, Ameriprise Financial agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused to that Fund promptly upon demand. Ameriprise Financial represents and warrants that Instructions received in proper form and time stamped by Ameriprise Financial after the Close of Trading on Day 1 shall be treated by Ameriprise Financial and transmitted to the Fund as if received on Day 2.  Such Instructions shall receive the share price next calculated following the Close of Trading on Day 2. Ameriprise Financial represents and warrants that Ameriprise Financial has, maintains and periodically tests, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on Day 1 from being executed with Instructions received before the Close of Trading on Day 1.  All Instructions the Fund receives from Ameriprise Financial after 9:30 a.m. Eastern Time on Day 2 shall be processed by the Fund on the following Business Day and shall receive the Share price next calculated following the Close of Trading on Day 2.  Ameriprise Financial shall, upon request, provide the Fund Company with trade information verifying the time when Ameriprise Financial received and accepted orders.

“Business day” will mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

c.                                       If, due to unforeseen circumstances, orders are transmitted outside of NSCC’s services, payments for purchases of Shares by Ameriprise Financial made by means other than NSCC’s services shall be made to Fund Company and received by Fund Company within three business days after Fund Company’s acceptance of Ameriprise Financial’s order or such shorter time as may be required by law. If such payment or other settlement documents are not timely received by Fund Company, Ameriprise Financial understands that Fund Company reserves the right, without notice, to cancel the purchase or redemption order, or, at Fund Company’s option in the case of a purchase order, to sell the Shares ordered by Ameriprise Financial back to the relevant Fund, and in either case Ameriprise Financial shall promptly reimburse such Fund for any loss to such Fund, including without limitation loss of such Fund’s profit, suffered by such Fund resulting from Ameriprise Financial’s failure to make the aforesaid timely payment or settlement. If sales of any Fund’s Shares are contingent upon the relevant Fund’s receipt of Federal Funds in payment therefore, Ameriprise Financial will forward promptly to the relevant Fund any purchase orders and/or payments received by Ameriprise Financial for such Shares from Ameriprise Financial’s Customers.

d.                                      In the case of redemption Instructions, Ameriprise Financial will transmit to Distributor, in accordance with the above, orders for each Fund reflecting all redemption orders received on behalf of all Customers.  Ameriprise Financial shall disburse or credit to Customers all proceeds of redemptions of Shares of each Fund and all dividends and other distributions not reinvested in Shares of each Fund. Ameriprise Financial may place redemption orders with Fund Company for Shares owned by its Customers, but only in accordance with the terms of the applicable Fund prospectus. For a redemption order placed through NSCC Fund/SERV, Ameriprise Financial represents that such request has been executed in a manner and in the format prescribed by the NSCC.

e.                                       The Fund hereby acknowledges and agrees that, at the expense of Ameriprise Financial, and to the extent permitted by applicable law, Ameriprise Financial may appoint a third party agent, including affiliates or subsidiaries of Ameriprise Financial (“Ameriprise Financial’s agent”) to provide services hereunder, including, to the extent required hereunder, recordkeeping, data processing, data entry, maintenance of records, customer contact and client servicing, publication and assembly of reports, accounting, distribution administration, bookkeeping and tax reporting services, safekeeping, custody, brokerage and clearing agency services with respect to Customer accounts.

f.                                         Distributor will provide Ameriprise Financial with up-to-date Fund information on the attributes of each Fund and share class held by Customers for purposes of enabling Ameriprise Financial to set system parameters in accordance with the requirements of the Funds’ prospectuses and SAIs. Distributor will promptly report any error in Fund attributes upon discovery to Ameriprise Financial. In the event Distributor provides an incorrect Fund attribute, Distributor shall reimburse Ameriprise Financial an amount mutually agreed upon in writing by Distributor and Ameriprise Financial to reimburse Ameriprise Financial for the (i) reasonable administrative costs necessary to correct such error, and (ii) any amount which Ameriprise Financial has paid out of its own resources to make Customers whole as a result of such error. Ameriprise Financial shall inform Distributor of the attributes required to set system parameters.

g.                                      In the event of any error in the determination of the price of Shares on any day (a “pricing error”), transactions effected pursuant to this Agreement shall be recalculated promptly using the correct price and adjustments and/or payments shall be made to each Account consistent with such Fund’s net asset value error correction policies consistent with SEC guidelines.  To the extent any Customer account has not been made whole for any loss arising out of such pricing error pursuant to a Fund’s policies (subject to certain de minimis losses not required to be made whole), Fund Company shall make such Customer account whole in accordance with Fund’s policies.  Ameriprise Financial agrees to take such action as may be reasonably requested by Fund Company to correct the effect of a pricing error with respect to any Customer accounts, including without limitation, making a good faith attempt to collect any excess amounts paid out.  To the extent a reprocessing of Customer transactions is required pursuant to this paragraph, Fund Company or Distributor shall reimburse Ameriprise Financial for Ameriprise Financial’s reasonable and demonstrable expenses incurred by Ameriprise Financial in attempting to recover any excess amounts paid out and for the reasonable and demonstrable costs of any reprocessing necessary to adjust Ameriprise Financial’s record-keeping systems directly attributable to the pricing error (which shall not exceed $1.00 per share per Customer account affected without the Fund’s prior consent which shall not be unreasonably withheld).

4.                                       Customer Accounts.

Each Customer will have full beneficial ownership of the Fund Shares purchased and held by Ameriprise Financial for his or her account.  Shares will, however, be recorded on the books of the relevant Fund in the name of Ameriprise Financial or its nominee pursuant to instructions sent by Ameriprise Financial to Distributor.  Distributor, at its cost, will promptly provide Ameriprise Financial with then-current prospectuses, statements of additional information and periodic and annual reports and proxy materials of the Funds and Ameriprise Financial will timely deliver these materials to its Customers whose Fund Shares are in NSCC Fund/SERV Matrix Level 3.  In connection with a sale or an offer to sell any Fund Shares, Ameriprise Financial will, at its cost, deliver a prospectus and an SAI to a Customer or prospective Customer upon request.  Distributor may, upon Ameriprise Financial’s advance written consent, provide Ameriprise Financial such other documentation or information for delivery to Customers provided that Distributor reimburses Ameriprise Financial for the costs associated with such delivery.

5.                                       Agency and Authority.

a.                                       Ameriprise Financial warrants, represents, and covenants that it has full authority to act on behalf of Customers in the manner contemplated by this Agreement.  Except as otherwise expressly provided in Section 5(b), nothing in this Agreement constitutes the appointment of one party to this Agreement or its agents or employees as an agent of the other party.  Except as expressly stated herein, neither party to this Agreement will have the authority to act on behalf of the other party or to incur any cost or liability on behalf of the other party.

b.                                      Distributor, on behalf of each Fund, hereby appoints Ameriprise Financial as each Fund’s agent for the limited purpose of accepting orders of purchase and redemption by Customers and receipt by Ameriprise Financial shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed to the extent required by applicable law.

6.                                       Information Relating to the Funds;

a.                                       In placing orders for the purchase of Shares of the Funds, Ameriprise Financial may rely upon the representations contained in the then current prospectuses and SAIs of the Funds and in such supplemental information, including sales materials, as is furnished in writing to Ameriprise Financial by Distributor.  Distributor will, at its cost, supply such supplemental information, including sales materials, to Ameriprise Financial upon request. Ameriprise Financial agrees not to make any representations concerning Shares or use any advertising or sales material relating to the Funds unless such use by Ameriprise Financial has been specifically approved by Distributor in writing in advance of such use.

b.                                      Except with advance written approval of Ameriprise Financial, neither Distributor, Fund Company, any Fund, nor any agents or affiliates of either, including any wholesalers, shall by mail, telephone, or other means knowingly make contact with any advisor known to be associated with Ameriprise Financial, other than for the purpose of servicing the products and services offered by the Distributor, Fund Company, and Fund, or agent or affiliate thereof pursuant to this Agreement.

7.                                       Trademarks, Names and Logos.

a.                                       Distributor will not use any company name, trade name, trademark or service mark or logo of Ameriprise Financial or any person or entity controlling, controlled by, or under common control with Ameriprise Financial without the prior written consent of Ameriprise Financial.  Such trademarks include, without limitation, “Ameriprise,” “Ameriprise Financial,” “Ameriprise Financial Services,” and “RiverSource.” Ameriprise Financial will not use any company name, trade name, trademark or service mark or logo of Fund, Distributor or any person or entity controlling, controlled by, or under common control with Distributor without the prior written consent of Distributor.

b.                                      This section 7 will survive the termination of this Agreement.

8.                                       Rule 22c-2 Shareholder Information.

For purposes of this Section 8, the following terms shall have the following meanings:

The term “purchase” does not include the automatic reinvestment of dividends.

The term “promptly” shall mean as soon as practicable but in no event later than 5 business days from the Ameriprise Financial’s receipt of the request for information from the Fund or its designee.

The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Ameriprise Financial in nominee name.

A.                                   Agreement to Provide Information. Ameriprise Financial agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”),(1) or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Funds and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Ameriprise Financial during the period covered by the request.

B.                                     Period Covered by Request. Requests shall set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund may request transaction information older than ninety (90)

(1) According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.  The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA).  SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

calendar days from the date of the request as it deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

C.                                     Form and Timing of Response. Ameriprise Financial agrees to provide, promptly upon request of the Fund or its designee, the information specified in Section 8.A., above.  If requested by the Fund or its designee, Ameriprise Financial agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 8.A. is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either: (i) provide or arrange to have provided to the Fund or its designee the information set forth in Section 8.A. for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instances, Ameriprise Financial agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

D.                                    Limitations on Use of Information. The Fund and Distributor agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Ameriprise Financial.

E.                                      Agreement to Restrict Trading. Ameriprise Financial agrees to execute written instructions from the Fund or its designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Ameriprise Financial’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

a.                                       Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.                                      Timing of Response. Ameriprise Financial agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Ameriprise Financial.

c.                                       Confirmation by Ameriprise Financial. Ameriprise Financial must provide written confirmation to the Fund that instructions have been executed. Ameriprise Financial agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

9.                                       Responsibilities, Representations and Warranties.

a.                                       Distributor will be responsible for and will have liability with respect to (i) the compliance of any prospectus, statement of additional information, registration statement, annual or periodic report, proxy statement, or other marketing materials permitted under this Agreement of or relating to the Funds with all applicable laws, rules and regulations (except for advertising or marketing material prepared by Ameriprise Financial); (ii) the registration, qualification or notification of any Shares of Funds under all federal and applicable state and territorial laws; (iii) the filing with FINRA of any advertising or sales literature provided or made available to Ameriprise Financial; (iv) the compliance by Distributor, each Fund and each “affiliated person” (as that term is defined in the rules under the 1940 Act) with applicable federal and state law; provided, however, that the same will not apply to the extent that any failure to comply is caused by Ameriprise Financial’s failure to comply with any of the applicable foregoing laws, rules or regulations or its breach of this Agreement.

b.                                      Distributor represents, warrants and covenants to Ameriprise Financial that: (i) Distributor is duly authorized and empowered to execute and deliver this Agreement; (ii) Distributor is, and will continue to be, a member in good standing of FINRA; (iii) Distributor is, and will continue to be, registered as a broker-dealer with the Securities and Exchange Commission (“SEC”); (iv) Distributor is in compliance and will continue to comply with all applicable federal and state laws, rulings, administrative rules, and orders; (v) Distributor is in compliance and will continue to comply with all rules, regulations, and interpretations by governmental and regulatory bodies and self-regulatory organizations having jurisdiction, including, without limitation, FINRA (vi) each Fund is, and will continue to be, registered as an investment company under the 1940 Act; (vii) Shares of each Fund are, and will continue to be, registered under the Securities Act of 1933; and (viii) any prospectus, SAI, registration statement, annual or periodic report, proxy statement, brochure and any other marketing materials permitted under this Agreement relating to the Funds is and will continue to be in compliance with all applicable laws, rulings, administrative rules and orders.

c.                                       Fund Company represents, warrants and covenants to Ameriprise Financial that (i) Fund Company is duly authorized and empowered to execute and deliver this Agreement; (ii) each Fund’s investment manager (“Adviser”) is, and will continue to be registered as an investment adviser with the SEC; (iii)  Adviser and each Fund is in compliance and will continue to comply with all applicable federal and state laws, rulings, administrative rules, and orders; and (iii) Fund Company is in compliance and will continue to comply with all rules, regulations, and interpretations by governmental and regulatory bodies and self-regulatory organizations having jurisdiction.

d.                                      Ameriprise Financial warrants, represents, and covenants to Fund Company and Distributor that:  (i) Ameriprise Financial is duly authorized and empowered to execute and deliver this Agreement; (ii) Ameriprise Financial is, and will continue to be, a member in good standing of FINRA; (iii) Ameriprise Financial is, and will continue to be, registered as a broker-dealer with the SEC; (iv) Ameriprise Financial is in compliance and will continue to comply with all applicable federal and state and territorial laws, rulings, administrative rules, and orders; and (v) Ameriprise Financial is in compliance and will continue to comply with all rules, regulations, and interpretations by governmental and regulatory bodies and self-regulatory organizations having jurisdiction, including, without limitation, the SEC and FINRA.

e.                                       Ameriprise Financial agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, its implementing regulations, and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, securities regulatory organizations (“SROs”) and FINRA.  Further Ameriprise Financial agrees to comply with, and will take all steps required by law or regulation to ensure that it does not accept or maintain investments in any Fund directly or indirectly, from a government, person or entity who is or becomes subject to, the economic sanctions programs administered by the U.S Treasury Department’s Office of Foreign Assets Control (“OFAC”).

f.                                         This section 9 will survive the termination of this Agreement.

10.                                 Available Jurisdictions.

Distributor will notify Ameriprise Financial of the states and/or jurisdictions where Shares of Funds have been registered or qualified for sale or where an exemption is available pursuant to applicable securities laws.  Distributor will promptly notify Ameriprise Financial of the states and/or jurisdictions where Shares of Funds previously had been registered or qualified for sale but where such registration or qualification is no longer valid.  Ameriprise Financial will offer Shares of those Funds to its Customers in those states where the Shares of Funds have been registered or qualified or where there is an available exemption pursuant to applicable state securities laws.

11.                                 Indemnification.

a.                                       The Fund will reimburse or indemnify, defend and hold harmless Ameriprise Financial from and against any and all claims, demands, actions, losses, damages, costs, expenses or other liabilities arising out of (i) any inaccuracy or omission in any prospectus, statement of additional information, registration statement, annual or periodic report, proxy statement or any other materials permitted under this Agreement for the Funds prepared by Distributor, its affiliates or agents provided by Fund Company to Ameriprise Financial; (ii) any material breach by Fund of any Fund representation, warranty, covenant or provision contained in this Agreement; and (iii) any violation of any law, rule or regulation by any Fund that is the result of the gross negligence or willful misconduct of any Fund.

b.                                      Distributor will reimburse or indemnify, defend and hold harmless Ameriprise Financial from and against any and all claims, demands, actions, losses, damages, costs, expenses or other liabilities arising out of (i) any material breach by Distributor or any of Distributor’s representatives of any representation, warranty, covenant or provision contained in this Agreement; and (ii) any violation of any law, rule or regulation by Distributor that is the result of the gross negligence or willful misconduct of Distributor or any of Distributor’s representatives.

c.                                       Ameriprise Financial will reimburse or indemnify, defend and hold harmless Distributor and the Funds from and against any and all claims, demands, actions, losses, damages, costs, expenses or other liabilities arising out of (i) any material breach by Ameriprise Financial or any of Ameriprise Financial’s representatives or Ameriprise Financial’s agents of any representation, warranty, covenant or provision contained in this Agreement; and (ii) any violation of any law, rule or regulation by Ameriprise Financial that is the result of the gross negligence or willful misconduct of Ameriprise Financial or any of Ameriprise Financial’s representatives or Ameriprise Financial’s agents.  If a Fund determines to refund any amounts paid by an investor by reason of such violation on Ameriprise Financial’s part, Ameriprise Financial shall promptly return to the Fund on demand any commissions previously paid or discounts allowed by Fund to Ameriprise Financial with respect to the transaction for which the refund is made. All expenses which Ameriprise Financial incurs in connection with Ameriprise Financial’s activities under this Agreement shall be borne by Ameriprise Financial.

d.                                      Neither Fund, Distributor nor Ameriprise Financial will have any obligation of indemnity to the extent said loss, claim, damage, liability or expense results from the willful misconduct or gross negligence, as measured by industry standards, of the party seeking to be indemnified or of such party’s employees, officers, directors, affiliates, successors and assigns, parents, agents, insurers, representatives, and/or related entities.  Each party will use reasonable efforts to mitigate all costs and expenses.  Additionally, each party hereby acknowledges and agrees that the obligation of indemnity or reimbursement under this section, if any, will be limited to actual damages.

e.                                       This section 11 will survive the termination of this Agreement.

12.                                 Limitation of Liability.

a.                                       IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

b.                                      This section 12 will survive the termination of this Agreement.

13.                                 Termination.

a.  This Agreement may be terminated by either party (i) without cause upon ninety (90) days’ prior written notice; or (ii) in the event of a material breach of this Agreement by the other party, immediately by giving written notice, if, after having given written notice of the material breach to the other party, which notice sets forth in reasonable detail the nature of the breach, the other party fails to correct the material breach or otherwise come into full compliance with the terms of this Agreement within 10 business days of notice of the material breach.  Notwithstanding the foregoing, Ameriprise Financial agrees that Fund Company has and reserves the right, in Fund Company’s sole discretion without notice to Ameriprise Financial, to suspend sales of Shares of any of the Funds, or to withdraw entirely the offering of Shares of any of the Funds, at any time, or, in Fund Company’s sole discretion.  The sections in this Agreement that provide for their survival of the Agreement will survive its termination.

b.                                      Notwithstanding Section 13.a., above, if any portion of the Service Fees is paid directly by a Fund or indirectly by such Fund through Distributor pursuant to a Rule 12b-1 Plan, then this Agreement (i) shall continue in effect for a period of more than one year from the effective date hereof with respect to such Fund only so long as such continuance is specifically approved at least annually by the vote of the board of directors/trustees of such Fund and the vote of the directors/trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund’s Rule 12b-1 Plan or in any agreements related to the plan (the “Independent Board Members”), cast in person at a meeting called for the purpose of holding such vote, as required by rule 12b-1 under the 1940 Act; (ii) may be terminated at any time, with respect to such Fund, without the payment of any penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of such Fund on thirty (30) days written notice to the other parties hereto; (iii) shall terminate automatically with respect to such Fund in the event of its assignment, as provided in the 1940 Act; and (iv) shall terminate automatically with respect to such Fund, effective on the day following termination of such Fund’s Rule 12b-1 Plan pursuant to which all or a portion of the fees are paid directly or indirectly by such Fund.

14.                                 Pre-Termination Shares.

a.                                       After the date of such termination of this Agreement as to any Fund,

i.                                          Distributor will not be obligated to pay the Concessions or Service Fees with respect to any share of such Fund that is placed or purchased in Customer accounts after the date of such termination; and

ii.                                       Distributor will continue to be obligated to pay the Concessions and Service Fees (excluding fees for distribution services) with respect to any Share that was considered in the calculation of the Concessions and Service Fees prior to or as of the date of such termination (each individually a “Pre-Termination Share”), for so long as Ameriprise Financial continues to comply with the terms and conditions of this Agreement (including, without limitation, that Ameriprise Financial serves as broker of record with respect to such Pre-Termination Shares, Ameriprise Financial continues to perform substantially all of the required services as to such Pre-Termination Shares, and Ameriprise Financial provides any written reports or other information that may be required by the Fund’s Board relating to the services provided by Ameriprise Financial); provided however, that Distributor shall not be responsible for the payment of any Service Fees, directly or indirectly, accrued after termination of this Agreement with respect to Pre-Termination Shares if termination has occurred because of any reason specified in Section 13.b., above.

b.                                      For so long as Ameriprise Financial continues to perform services related to any Pre-Termination Share, this Agreement will remain in full force and effect with respect to such Pre-Termination Share.

15.                                 Use and Disclosure of Confidential Information.

Notwithstanding anything to the contrary contained in this Agreement, and in addition to and not in lieu of other provisions in this Agreement:

a.                                       Ameriprise Financial Confidential Information.

i.                                          “Ameriprise Financial Confidential Information” means all information reasonably identified as confidential in writing by any party hereto, including, but not limited to, all proprietary information of Ameriprise Financial and its subsidiaries, affiliates and licensees, including without limitation all information regarding the Customers and the customers of its subsidiaries, affiliates, or licensees (together “Ameriprise Financial Customers”); or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such Ameriprise Financial Customers; or any information derived therefrom.  Ameriprise Financial Confidential Information will not include information which is (a) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by Distributor in violation of this Agreement, (b) demonstrably known to Distributor prior to execution of this Agreement, (c) independently developed by Distributor in the ordinary course of business outside of this Agreement, or (d) rightfully and lawfully obtained by Distributor from any third party other than Ameriprise Financial.

ii.                                       Distributor may not use or disclose Ameriprise Financial Confidential Information for any purpose other than to carry out the purpose for which Ameriprise Financial Confidential Information was provided to Distributor as set forth in the Agreement except with the express written consent of Ameriprise Financial or as otherwise required by law or judicial process, and agrees to cause all Distributor employees, agents, representatives, or any other party to whom Distributor may provide access to or disclose Ameriprise Financial Confidential Information to limit the use and disclosure of Ameriprise Financial Confidential Information to that purpose.

iii.                                    Distributor agrees to implement measures reasonably designed (i) to assure the security and confidentiality of Ameriprise Financial Confidential Information; (ii) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (iii) to protect against unauthorized access to, or use of, Ameriprise Financial Confidential Information that could result in substantial harm or inconvenience to any Ameriprise Financial Customer; (iv) to protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (v) to otherwise ensure its compliance with SEC Regulation S-Pand Massachusetts 201 C.M.R. sections 17.00-17.04 as applicable (collectively, “Privacy Laws”).  Distributor further agrees to cause all Distributor agents, representatives, subcontractors, or any other party to whom Distributor may provide access to or disclose Ameriprise Financial Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

iv.                                   Upon Ameriprise Financial’s written request, Distributor shall promptly return Ameriprise Financial Confidential Information (and any copies, extracts, and summaries thereof) to Ameriprise Financial, or, with Ameriprise Financial’s written consent, shall promptly destroy, in a manner satisfactory to Ameriprise Financial, such materials (and any copies, extracts, and summaries thereof) and shall further provide Ameriprise Financial with written confirmation of same.

b.                                      Fund Company Confidential Information.

i.                                          “Fund Company Confidential Information” means all information reasonably identified as confidential in writing by any party hereto, including, but not limited to, all proprietary information of the Fund Company, Distributor, their agents or affiliates, and the customers of the Fund Company and Distributor, and their subsidiaries, affiliates, and licensees, including without limitation all information regarding the customers of the Fund Company, Distributor and their subsidiaries, affiliates, or licensees; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom.  Fund Company Confidential Information will not include information which is (a) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by Ameriprise Financial in violation of this Agreement, (b) demonstrably known to Ameriprise Financial prior to execution of this Agreement, (c) independently developed by Ameriprise Financial in the ordinary course of business outside of this Agreement, or (d) rightfully and lawfully obtained by Ameriprise Financial from any third party other than Distributor, Fund Company or affiliate thereof.

ii.                                       Ameriprise Financial may not use or disclose Fund Company Confidential Information for any purpose other than to carry out the purpose for which Fund Company Confidential Information was provided to Ameriprise Financial as set forth in the Agreement except with the express written consent of the Fund Company or as otherwise required by law or judicial process, and agrees to cause all Ameriprise Financial employees, agents, representatives, or any other party to whom Ameriprise Financial may provide access to or disclose Fund Company Confidential Information to limit the use and disclosure of Fund Company Confidential Information to that purpose.

iii.                                    Ameriprise Financial agrees to implement measures reasonably designed (i) to assure the security and confidentiality of Fund Company Confidential Information; (ii) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (iii) to protect against unauthorized access to, or use of, Fund Company Confidential Information that could result in substantial harm or inconvenience to any customer of Fund Company, Distributor or any customer of their subsidiaries, affiliates, or licensees; (iv) to protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (v) to otherwise ensure its compliance with SEC Regulation S-P and Massachusetts 201 C.M.R. sections 17.00-17.04, as applicable.  Ameriprise Financial further agrees to cause all Ameriprise Financial agents, representatives, subcontractors, or any other party to whom Ameriprise Financial may provide access to or disclose Fund Company

Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

iv.                                   Upon Fund Company’s written request, Ameriprise Financial shall promptly return Fund Company Confidential Information (and any copies, extracts, and summaries thereof) to Fund Company, or, with Fund Company’s written consent, shall promptly destroy, in a manner satisfactory to Fund Company, such materials (and any copies, extracts, and summaries thereof) and shall further provide Fund Company with written confirmation of same.

c.                                       This section 15 will survive the termination of this Agreement.

16.                                 Notice.

Any notice, request, demand, approval or other communication required or permitted herein will be in writing addressed to the parties at the addresses set forth in the signature blocks to this Agreement, or other address subsequently specified by a party in writing, and will be deemed given on the date sent if delivered personally or on the next day after it is sent if sent via overnight delivery by Federal Express or similar delivery service, or on the third day after it is sent via registered mail with the U.S. Postal Service.

17.                                 Modification, Waiver and Amendment.

No modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by all parties.  No waiver of any term or condition of this Agreement will be construed as a waiver of any other term or condition; nor will any waiver of any default or breach under this Agreement be construed as a waiver of any other default or breach.  No waiver will be binding unless in writing and signed by the party waiving the term, condition, default or breach.  Any failure or delay by any party to enforce any of its rights under this Agreement will not be deemed a continuing waiver or modification hereof and such party, within the time provided by law, may commence appropriate legal proceedings to enforce any or all of such rights.

18.                                 Entire Agreement.

This Agreement and the Schedules hereto express the entire understanding of the parties hereto with respect to fees, any late fees and the services performed hereunder, and it supersedes and replaces any and all former agreements, understandings, letters of intent, representations or warranties relating to such subject matter (“Prior Agreements”) and contains all of the terms, conditions, understandings, representations, warranties, and promises of the parties hereto in connection therewith.  The parties understand and agree that Distributor, the Funds, Fund Company, and/or their affiliates may have other agreements with Ameriprise Financial and/or its affiliates that address other subject matter and provide for the payment of other compensation.

19.                                 Assignment.

This Agreement cannot be assigned by either party except by mutual written consent except that this Agreement may be assigned without prior consent (but upon written notice) by either party to any company: (a) that acquires all or substantially all of that party’s assets, or into which the party is merged or otherwise reorganized or (b) that controls, is controlled by or is under common control with such party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

20.                                 Choice of Law and Arbitration.

a.                                       Regardless of the place of its physical execution or performance, the provisions of this Agreement will in all respects be construed according to, and the rights and liabilities of the parties hereto will in all respects be governed by, the substantive laws of New York without regard to and exclusive of New York’s conflict of laws rules.

b.                                      Any dispute between the parties concerning this Agreement not resolved between the parties will be arbitrated in accordance with the rules and regulations of FINRA, or if not applicable, the American Arbitration Association.  Each arbitrator shall be selected from the securities industry. If applicable, judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute between Ameriprise Financial and Distributor, each party will continue to perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof. Ameriprise Financial represents and warrants that all current and future agreements between Ameriprise Financial and fund companies offered under Ameriprise Financial platform include a FINRA arbitration provision. This arbitration provision (Section 20.b.) shall not apply to the extent Ameriprise Financial is no longer able to make this representation and warranty.

In witness whereof, this Agreement has been executed by a duly authorized representative of the parties hereto as of the date first written above.

Pacific Global Fund Distributors, Inc.

By:	/s/ Barbara A. Kelley	Date: 01/26/12

Name:	Barbara A. Kelley

Title:	Vice President

Address:	101 North Brand Blvd, Suite 1950
Glendale, CA 91203

Pacific Global Fund, Inc.

By:	/s/ Jingjing Yan	Date: 01/26/12

Name:	Jingjing Yan

Title:	Assistant Treasurer

Address:	101 North Brand Blvd, Suite 1950
Glendale, CA 91203

Ameriprise Financial Services, Inc.

By:	/s/ Frank McCarthy	Date: 01/31/12

Name:	Frank McCarthy

Title:	Vice President

Address:	570 Ameriprise Financial Center
Minneapolis, MN 55474